EXHIBIT 99.19
-------------




AT THE TRUST
Robert G. Higgins                      Investor Relations
First Vice President, General Counsel  L.G. Schafran - Chairman and
630-218-7255                           Interim CEO/President
bhiggins@banyanreit.com                630-218-7250
                                       ir@banyanreit.com



FOR IMMEDIATE RELEASE
WEDNESDAY, AUGUST 28, 2002



        BANYAN STRATEGIC REALTY TRUST SEEKS "NO-ACTION" RELIEF
           IN CONNECTION WITH PLANNED YEAR-END DISSOLUTION;
                    FORMATION OF LIQUIDATING TRUST


OAK BROOK, ILLINOIS - AUGUST 28, 2002 - BANYAN STRATEGIC REALTY TRUST (OTCBB: BSRTS) announced today that it expects to dissolve the Trust on December 31, 2002 and to transfer all of its then remaining assets and liabilities into a liquidating trust, in an effort to reduce the costs and expenses associated with running the company. Banyan's Plan of Termination and Liquidation authorizes its Board of Trustees to create a liquidating trust to facilitate dissolution if, in the Trustees' judgment, it appears that Banyan will not be able to satisfy all of its legal obligations within two years of the adoption of the Plan. At a Board meeting held on August 26, 2002, the Board determined that it is unlikely that all such obligations will be discharged on or before January 5, 2003.

To help ensure the expected cost savings associated with operating as a liquidating trust, Banyan has submitted a written request for "no-action" relief to the Securities and Exchange Commission (the "Commission").
Banyan requested relief from, among other things, the following: (i) registration of the issuance of the beneficial interests of the liquidating trust under the Securities Act of 1933, as amended; and (ii) the requirement of the liquidating trust to file current reports and audited financial statements under the Securities Exchange Act of 1934, as amended.

There can be no assurance that the Commission will grant all, or any portion of, the relief requested, nor can Banyan estimate when such relief will be granted by the Commission, if at all. Failure of Banyan to obtain all of the relief requested in the "no-action" request in a timely manner, may result in the Board re-assessing its initial decision to transfer Banyan's assets and liabilities into a liquidating trust.

If the requested "no action" relief is granted, all of Banyan's remaining assets and liabilities will be transferred to a liquidating trust on December 31, 2002 and trading in Banyan's common shares of beneficial interest will cease. Current shareholders of Banyan will, without any required action on their part, receive an equivalent interest in the liquidating trust upon its formation, and Banyan will simultaneously cease its existence. Beneficial interests in the liquidating trust will not be represented by certificates and will be non-transferable, except by death or operation of law.









                                -more-

BANYAN STRATEGIC REALTY TRUST
ADD 1




Banyan expects that the liquidating trust will be administered by one or two liquidating trustees who are currently affiliated with the company. Banyan expects that the liquidating trust will have a three-year term, subject to extension, if necessary, depending upon the status of the assets of the trust at the end of the three years. If all of the assets are liquidated prior to the end of the three-year period, the liquidating trust will immediately terminate and make a final distribution to its beneficiaries.

Banyan is currently a party to a lawsuit pending in the Circuit Court of Cook County, Illinois against Banyan's suspended president, Leonard G. Levine. In the lawsuit, Banyan seeks recovery of certain payments to or for the account of Mr. Levine as expense reimbursements, as well as damages for breach of fiduciary duties, disgorgement of salary and other benefits paid to Mr. Levine, punitive damages and attorney's fees. In the same lawsuit, Mr. Levine seeks recovery of amounts allegedly due to him pursuant to one or more of his employment contracts. This case will be transferred into the liquidating trust if it is not resolved prior to year end. Alternatively, if this litigation is resolved before year end, the liquidating trust may not be necessary.

Banyan does not currently anticipate making any further distributions to shareholders prior to the formation of the liquidating trust. Banyan noted that in view of the uncertainty of the length of the Levine litigation (no trial date has yet been established), the more prudent strategy is to retain all of the Trust's assets and to transfer them to the liquidating trust, in order to provide the best opportunity to resolve the pending litigation. Upon termination of the liquidating trust, all remaining assets (including all cash) will be distributed to the beneficiaries.

Banyan anticipates realizing significant operational savings following year end in conjunction with the adoption of this strategy. For example, in addition to savings associated with reduced reporting obligations and savings of directors and officers' insurance premiums, Banyan's staff, currently consisting of four full time and four part-time employees, will
be reduced to one or two trustees.   Banyan's current office space will
likely be vacated and other expenses will also be curtailed.

In a related matter, Banyan's board ratified the Fourth Amendment to the Northlake sale contract executed on August 19, 2002. While not altering the anticipated closing date, the Fourth Amendment extends to September 17, 2002, the time period within which the purchaser may obtain approval from the underlying first mortgage lender to assume the Trust's first mortgage loan. A conditional approval has been granted, subject to the fulfillment of certain requirements at or before the closing. In the absence of a final approval, the purchaser may terminate the contract without penalty.

Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that adopted a Plan of Termination and Liquidation on January 5, 2001. On May 17, 2001, the Trust sold approximately 85% of its portfolio in a single transaction. Other properties were sold on April 1, 2002 and May 1, 2002. Banyan now owns a leasehold interest in one (1) real estate property located in Atlanta, Georgia, representing approximately 9% of its original portfolio. This property is subject to a contract of sale, currently scheduled to close on September 17, 2002. Since adopting the Plan of Termination and Liquidation, Banyan has made liquidating distributions totaling $5.45 per share. As of this date, the Trust has 15,496,806 shares of beneficial interest outstanding.






                                -more-

BANYAN STRATEGIC REALTY TRUST
ADD 2




Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the sale of the Trust's remaining property, the amount of the remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the Trust's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2001 which was filed with the Securities and Exchange Commission on March 21, 2002. Please see also the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section which was included in our Form 10-Q for the quarter ended June 30, 2002 which was filed with the Securities and Exchange Commission on August 9, 2002. Without limitation, the foregoing words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.











          See Banyan's Website at http://www.banyanreit.com.














                               #   #   #